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                                                                    EXHIBIT 99.1

                        AUSTIN FUNDING MAKES ANNOUNCEMENT

         AUSTIN, Texas - (Jan. 26, 2000) - Shawn Stewart, Vice President of Operations of Austin Funding (OTCBB: AFUN), announced today that at a meeting of the Board of Directors held on January 13, 2000, Bradley J. Farley was elected President and CEO.

         Mr. Farley will be replacing past president Glenn LaPointe.

         Brad Farley comes to Austin Funding with over 12 years experience in investment, personal and corporate finance. Mr. Farley, who has been taking an active role in the management of the day-to-day operations of AFUN, felt it was a natural fit to assume leadership position of the company.

         "I am flattered with the board's confidence in me and am excited about our future. We have had an increase in loan production with our volume in December of 1998 of $880,000 versus December of 1999 of $4,400,000 - an increase of approximately 387%" said Brad Farley.

         Austin Funding, a HUD-approved portfolio lender, has been serving the mortgage brokerage community since April 1997 as a wholesale conduit to the brokerage community for Single Family Residence 1 to 4 units.


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